Exhibit 99.1

[CFS BANCORP, INC. LETTERHEAD]

Memo

To:           Members of the Board of Directors and Executive Officers

From:       Administration and Human Resources

Date:        November 30, 2010

Re:           CFS Bancorp, Inc. ESOP Blackout Period Notice

______________________________________________________________________________

The current window period under the CFS Bancorp, Inc. Insider Trading Policy (the “Policy”) for members of the Board of Directors and Executive Officers of CFS Bancorp, Inc. (“CITZ”) wishing to conduct transactions in CITZ’s common stock ends Friday, December 10, 2010, and will remain closed until the 4th quarter 2010 earnings press release is issued.

In addition to the normal blackout period identified above, the following notice is provided specifically due to the ESOP merger into the 401(k) Retirement Plan.

Overview of ESOP Blackout Period and This Notice

This memorandum is to notify you of an impending blackout period in connection with the planned merger of the CFS Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”) into the Citizens Financial Bank 401(k) Retirement Plan (the “401(k) Plan”) effective January 1, 2011. The equity security subject to the blackout period is CITZ common stock.  As a director or executive officer of CITZ, you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain securities transactions during pension plan blackout periods.

ESOP Blackout Period

Please note the following information regarding the upcoming ESOP blackout period:

•	The ESOP blackout period is expected to commence at 3:00 p.m. (Central time) on December 31, 2010 and is expected to end the week of January 23, 2011 (the “Blackout Period”).

•
During this Blackout Period, participants in the ESOP will be temporarily unable to make an ESOP diversification election, obtain a distribution from an ESOP account, or change the address on an account.

Trading Restrictions

During the Blackout Period, you are prohibited from purchasing, selling, or otherwise acquiring or transferring CITZ common stock or its derivatives, including stock options.1  This prohibition applies to any direct or indirect pecuniary interest you may have in such securities, such as CITZ common stock held by immediate family members living with you, in trust, or by controlled partnerships or corporations.   This prohibition also applies without regard to whether you participate in the ESOP or the 401(k) Plan or your transactions are inside the ESOP or the 401(k) Plan.  If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Upon termination of the Blackout Period, you will be permitted to resume transactions in such securities subject to the Policy.  Please be advised that you are still subject to regular blackout periods as imposed under the Policy in correlation with earnings releases and other filings made by CITZ with the Securities and Exchange Commission, as well as “special” blackout periods imposed periodically, as appropriate.

Questions

If you have questions regarding the Blackout Period, its beginning or ending dates, or the trading restrictions, please contact Monica Sullivan (219) 513-5101, via email at msullivan@citz.com, or in writing at Citizens Financial Bank, 707 Ridge Road, Munster, IN 46321.

1           There are limited exceptions to the prohibition including: bona fide gift transactions and purchases and sales under qualified Rule 10b5-1 trading plans.  It is strongly recommended that you consult with CITZ’s CFO, Jerry A. Weberling, prior to entering into a transaction based on any exception.